UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

441 Vine Street, Suite 500, Cincinnati, Ohio	45202

(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered
N/A	N/A
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
     Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:
Common Share Purchase Rights Pursuant to Rights Agreement
(Title of Class)

Item 1 — Description of Registrant’s Securities to be Registered
Item 2 — Exhibits
SIGNATURES
EX-4.2

Item 1 — Description of Registrant’s Securities to be Registered
     On May 4, 2011, Kendle International Inc., an Ohio corporation (the “Company”), INC Research, LLC, a Delaware limited liability company (“Parent”), and Triangle Two Acquisition Corp., an Ohio corporation and a subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of May 4, 2011 (the “Merger Agreement”). Pursuant to the Merger Agreement, the Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a subsidiary of Parent.
     On May 4, 2011, prior to the execution of the Merger Agreement, the Board of Directors of the Company approved Amendment No. 1 (the “Amendment”) to the Stockholder Rights Agreement, dated as of August 14, 2009, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”). Capitalized terms used below but not defined herein shall have the respective meanings assigned thereto in the Rights Agreement.
     The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Amendment provides that none of (i) the approval, adoption, execution, delivery or performance of the Merger Agreement, (ii) the public or other announcement or disclosure of the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or (iii) the consummation of the Merger at the Effective Time (as defined in the Merger Agreement) or any of the other transactions contemplated by the Merger Agreement will result (A) in either Parent or Merger Sub or any of their respective affiliates or associates being deemed an Acquiring Person or Beneficial Owner or (B) in a Stock Acquisition Date, Distribution Date, Section 11(b) Event or Section 13 Event (each as defined in the Rights Agreement). The Amendment also provides that the Rights Agreement and the Rights established thereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement). A copy of the Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference.
     The foregoing description of the Rights Agreement, as amended by the Amendment, does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment.
Item 2 — Exhibits

Exhibit No.	Description

4.1	Stockholder Rights Agreement, dated as of August 14, 2009, between Kendle International Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A filed with the Commission on August 20, 2009)

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 4, 2011, between Kendle International Inc. and American Stock Transfer & Trust Company, LLC

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

KENDLE INTERNATIONAL INC.
Date: May 5, 2011	/s/ Jarrod B. Pontius
Jarrod B. Pontius
Vice President, Chief Legal Officer and Secretary